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EXHIBIT 99.1


                               PETSEC ENERGY LTD
                                ACN 000 602 700

12 April  2000

                  PETSEC ENERGY SELLS INTEREST IN SEVEN LEASES
                  --------------------------------------------

Sydney, Australia - Petsec Energy Ltd (ASX: PSA and OTC BB: PSJEY) today announced that its wholly owned subsidiary, Petsec Energy Inc., has sold its working interests in seven of its leases, effective 1 February 2000. The sale price was US$8.45 million cash.

Petsec now holds an interest in 41 leases, with production established on 21 of them.

The Company has sold its 50% working interest in the West Delta 112 & 113 leases, its 25% working interest in the West Cameron 515, 516 and 526 leases and its 25% working interest in the Vermilion 34 and 47 leases. Net proven reserves attributable to the West Cameron 515 and 516 leases, as determined by Ryder Scott Company L.P., Petroleum Consultants at 31 December 1999, were 95,671 barrels of oil and 5.3 billion cubic feet of gas. The Company had not booked any reserves on the other leases that were sold.

The net proceeds from the sale will be used to reduce the Company's secured bank debt to approximately US$7.7 million.

Petsec is an independent oil and gas exploration and production company operating in the shallow waters of the US Gulf of Mexico. The Company's corporate office is in Sydney, Australia. Field operations are managed in the US from Lafayette, Louisiana.

For further information please contact:

In Australia:                                      In USA:

Terry Fern, Managing Director            Ross Keogh, Chief Financial Officer
Petsec Energy Ltd                        Petsec Energy Ltd
(61) 2 9247 4605 (phone)                 (318) 989 1942 (phone)
(61) 2 9251 2410 (fax)                   (318) 989 7271 (fax)
Level 13, Gold Fields House              143 Ridgeway Drive, Suite 113
1 Alfred Street, Sydney NSW 2000         Lafayette, Louisiana 70503-3402

   Company information is available at Petsec's website http://www.petsec.com


1. Information in this report which relates to hydrocarbon reserves is based on information compiled by a person qualified in accordance with Listing Rule 5.11 and accurately reflects the information compiled by that person.

2. Certain statements in this report regarding future expectations and plans of the Company may be regarded as "forward-looking statements" within the meaning of Section 27A of the USA Securities Act of 1933 and Section 21E of the USA Securities Exchange Act of 1934. Although the Company believes that its expectations and plans are based upon reasonable assumptions, it can give no assurance that its goals will be met. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, operating hazards, drilling risks, environmental risks and uncertainties in interpreting engineering and other data relating to oil and gas reservoirs, as well as other risks discussed in the Company's SEC filings.